Exhibit 10.40

TERMINATION AGREEMENT

This Agreement (this “Agreement”) is made this 31st day of January 2008 by and between:

(1)           Aleksandr Rodnyansky, a resident of the Russian Federation, registered at 221, “Nikolino” complex, Tagankovo 7, 2-e Uspenskoe shosse, Odintsovsky district, Moscow region, Russian Federation, passport CH 316475, issued by Pechersk RU GU MVS of Ukraine in the city of Kyiv on November 19, 1996 (“RODNYANSKY”);

(2)           Boris Fuchsmann, a citizen of Germany, residing at Peter-Roos-Strasse 10, 40547 Düsseldorf, Germany, passport PD 500449454, issued on 18 July 2005 (“FUCHSMANN”);

(3)           International Teleservices Ltd., a company organized under the laws of Belize with its registered address at Morgan & Morgan Trust Corporation (Belize) Limited, 35A Region Street, City of Belize, Belize (together with any subsidiary or affiliate thereof, “ITS”, and together with RODNYANSKY and FUCHSMANN, the “RF Participants”);

(4)           Central European Media Enterprises Ltd., a company organized under the laws of Bermuda with its registered address at Clarendon House, 2 Church Street, HM 11, Hamilton, Bermuda (“CME Ltd.”);

(5)           CME Media Enterprises B.V., a company organized under the laws of the Netherlands, located at: Dam 5b, 1012 JS Amsterdam, the Netherlands (“CME BV”);

(6)           CME Ukraine Holding GmbH, an indirect wholly-owned subsidiary of CME BV organized and existing under the laws of Austria, located at Wagramer Str. 19, 19. Stock, 1220 Wien, Austria (“CME Ukraine Holding”);

(7)           CET 21 s.r.o., a company incorporated under the laws of the Czech Republic, located at: Krizeneckeho nam. 1078/5, PSC 152 00 Prague, Czech Republic, registered in the Commercial Register of the Commercial Court of Prague, part C, Register-No.10581 (“CET 21”);

(8)           Ukrainian Media Services LLC, a limited liability company organized and existing under the laws of Ukraine, identification code No. 33600071, located at 12 Melnykova Street, Kyiv, Ukraine (“UMS”, and together with CME Ltd., CME BV, CME Ukraine Holding and CET 21, the “CME Parties”);

(9)           Broadcasting Company “Studio 1+1 LLC”, a limited liability company organized and existing under the laws of Ukraine, identification code No. 23729809, located at 7/11 Kreschatyk Street, Kyiv, Ukraine (“Studio 1+1”);

(10)         Foreign Enterprise Inter-Media, a limited liability company organized and existing under the laws of Ukraine, identification code No. 23389360, located at 42 Melnykova Street, Kyiv, Ukraine (“Inter-Media”);

(11)         Innova Film GmbH, a limited liability company organized and existing under the laws of Germany, located at San Remo Str. 15, D-40210 Dusseldorf, Germany (“Innova”);

(12)         International Media Services Ltd, a company limited by shares organized and existing under the laws of Bermuda, located at Clarendon House, 2 Church Street, HM 1022, Hamilton, Bermuda (“IMS”); and

(13)         TV Media Planet Ltd., a company organized under the laws of Cyprus, located at Arch. Makariou III, 199, Neokleous House, P.C. 3030, Limassol, Cyprus (“TVMP”, and together with Studio 1+1, Inter-Media, Innova and IMS, the “Studio 1+1 Group”),

(individually a “Party” and together the “Parties”).

WHEREAS:

A.          The Parties have on the date hereof entered into a Framework Agreement (the “Framework Agreement”), pursuant to which the Parties have agreed to execute and deliver this Termination Agreement and to perform the actions contemplated hereby.

B.           In connection with their respective shareholdings in, and employment or other relationships with, members of the Studio 1+1 Group, the RF Participants have in the past entered into various agreements and arrangements, contractual or otherwise, with the Studio 1+1 Group and the CME Parties, including but not limited to the agreements described in Annex 1 to this Agreement (the “Group Agreements”).

C.           In connection with the transactions contemplated by the Framework Agreement (and as a condition precedent to the closing of the transactions thereunder), the Parties have agreed to terminate the Group Agreements as provided in this Agreement and to enter into the undertakings provided herein.

D.           The CME Parties have entered into the Framework Agreement in part in reliance upon the representations, warranties and covenants of the RF Participants set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, covenants, warranties and agreements contained herein and in the Framework Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.           Definitions and Interpretation.

(a)           For the purposes of this Agreement, and unless the context requires otherwise, the following terms shall have the meanings given to them below or in the Clauses indicated below:

“Affiliate” of a Person means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Party.

“Amended Studio 1+1 Charter” means the amended and restated Charter of Studio 1+1 in the form attached hereto in Part 1 of Annex 5.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks in London (England) and Kyiv, Ukraine are open for business.

“Claim” means any action, cause of action, chose in action, case, claim, potential claim, counterclaim, potential counterclaim, right of set-off, indemnity, suit, debt, dues, sum of money, account, guarantee, bond, covenant, controversy, lien, contract, agreement, promise, representation, liability, variance, trespass, injury, damage, harm, judgment, remedy, demand, loss, right or interest of any kind or nature whatsoever, at law, in equity or otherwise, including, without limiting the generality of the foregoing, claims for damages, attorney’s fees, interest, costs, expenses, penalties and equitable relief, whether known or unknown, suspected or unsuspected, however and whenever arising and in whatever capacity and jurisdiction.

“Consultancy Agreements” has the meaning set forth in Clause 7.

“Control” means the power to direct or cause the direction of the management or policy of any Person, directly or indirectly, through family relationship (if a natural person), the holding of securities or other participation interests, by virtue of an agreement or on other grounds, and “Controlling” and “Controlled” shall have the correlative meanings proceeding from this term.

“General Meeting” means the general meeting of participants in Studio 1+1.

“General Meeting Resolution” means the resolution of the General Meeting attached hereto in Part 2 of Annex 5.

“Governmental Authority” means any state or any political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions on behalf of the state or its political subdivision, including, without limitation, any government authority, ministry, agency, department, board, commission or instrumentality and subdivisions thereof; any court, tribunal or arbitrator; and any self-regulatory organization acting on behalf of the state or itself pursuant to the rights granted thereto by applicable Law.

“Law” means all applicable (i) provisions of all constitutions, treaties, statutes, laws, customs, codes, rules, regulations, ordinances, orders and official opinions and interpretations of any Governmental Authority, (ii) approvals of any Governmental Authority, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Loan and Pledge Agreements” means the Group Agreements set forth in items 6 through 10 (inclusive) of Annex 1.

“Person” or “Persons” means any physical person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority, whether incorporated or unincorporated.

“Supervisory Board” has the meaning set forth in Clause 4 of this Agreement.

(b)           Unless the context requires otherwise, capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Framework Agreement.

2.           Terminations. With effect on (i) the Closing Date with respect to the Loan and Pledge Agreements and (ii) the date of execution of this Agreement with respect to all Group Agreements other than the Loan and Pledge Agreements, without further action by any Party and notwithstanding any provision to the contrary, each and every provision of each such Group Agreement shall terminate and no party to any such Group Agreement shall have any right or obligation either under it or as a consequence of any breach of it before, on or after the date of this Agreement and any party that may have undertaken (by deed of adherence or otherwise) to be bound by all or any of its provisions shall cease to be so bound. Without regard to the generality of the foregoing, the Parties agree that to the extent any dispute may arise with respect to any of the Group Agreements, such dispute will be resolved pursuant to Clause 21 of this Agreement.

3.           Release and Discharge.

(a)           Subject only to the occurrence of the Closing Date:

(i)         Each of the Parties for itself and on behalf of any parent, subsidiary, Affiliate, officer, director, agent, attorney, shareholder, partner, member, manager, representative, employee, trustee predecessor, principal, successor-in-interest, assignor or assignee of such party (collectively, the “Releasors”) forever, knowingly, voluntarily and irrevocably release, acquit and discharge each counter-party under any of the Group Agreements to which it is a party, together with any parent, subsidiary, Affiliate, officer, director, agent, attorney, shareholder, partner, member, manager, representative, employee, trustee predecessor, principal, successor-in-interest, assignor or assignee of such counter-party (collectively the “Releasees”) from any Claims of any nature whatsoever, at law, in equity or otherwise, whether direct, indirect, derivative or otherwise which have been asserted against any of the Releasees or which, whether currently existing or not, known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the Releasors ever could have asserted or ever could assert, in any capacity, either for themselves or as an assignee, heir, executor, trustee, or otherwise, or for or on behalf of any other person, against the Releasees, arising out of, relating to or concerning the Group Agreements, including any and all rights under the Group Agreements  and each of the Claims (all such Claims, collectively, the “Released Claims”), and on behalf of the Releasors unequivocally, unconditionally and irrevocably agrees not to initiate or continue legal proceedings of any kind whatsoever with respect to any Released Claim, or institute, assert, or threaten to assert any Released Claim, provided that this Clause 3 shall in no event have the effect to exclude any liability whatsoever that arises as a result of any fraudulent or criminal act or omission by any Releasee.

(ii)         Each of the Parties further covenants and promises that it will not, and will use its best efforts to cause the other Releasors not to, file, pursue or bring any Released Claim in any judicial, arbitral or administrative forum against any one or more of the Releasees; provided, however, that nothing herein will be construed or deemed to release any covenants contained in, or claims for breach of, this Agreement or any written amendments, supplements or modifications thereto.  The Parties hereto expressly agree that a breach or an alleged breach of this Agreement will neither give rise to nor resurrect any right to sue on the Released Claims.

(iii)                    Without prejudice to the generality of Clause 3(a)(i), it is expressly agreed and accepted by the Parties that the foregoing releases are and are intended to be a general release of all claims of the Releasors against the Releasees in respect of the matters referred to in that clause, and the Parties hereby expressly waive any rights that they may have with respect to any Claims which they do not know or suspect to exist at the time of executing this Agreement, even those Claims which if known might have materially affected this Agreement. To the extent that legislation or any principles of Law might provide otherwise than the first sentence of this clause, such legislation and principles are (to the extent permitted by Law) hereby expressly waived and excluded by each of the Parties to this Agreement, who admit to full knowledge and understanding of the consequences of such waiver and exclusion.

(iv)                    The Parties recognize that this Agreement was negotiated between them as equals, that each was represented by competent counsel of its own choosing and that no one of them will be considered to have drafted this Agreement for purposes of resolving any ambiguities against that party.

(b)           The Parties acknowledge that the arbitration proceedings initiated against RODNYANSKY and FUCHSMANN on December 23, 2005 (ICC case №14181/RCH/JHN), including the Cross Action brought by RODNYANSKY and FUCHSMANN against the CME Parties on September 4, 2007, and all related counter-claims, cross-claims and other proceedings among the Parties (the “Arbitration Proceedings”) have been suspended until February 28, 2008, and agree that in the event that the Closing Date has not occurred prior to such date, the Parties shall seek such further extensions within five (5) Business Days of expiration of any such extension period until the earlier of the Closing Date and the termination of this Agreement. Within five (5) Business Days of the Closing Date, the Parties agree to take such steps as may be required to terminate the Arbitration Proceedings, and the Parties further agree, subject to the Closing Date occurring, that the obligations in respect of (i) the Studio 1+1 Agreement among RODNYANSKY, FUCHSMANN and CME Ukraine Holding GmbH, dated December 23, 1998, and (ii) the Key Agreement, dated December 23, 1998, among FUCHSMANN, RODNYANSKY, Studio 1+1, Innova, IMS, Ukraine Advertising Holding B.V., CME Ukraine Holding, and CME Ukraine B.V., shall have been satisfied and each Party undertakes, subject to the Closing Date occurring, not to claim or otherwise seek relief from the other Parties for any damages arising out of or in connection with any delay associated therewith, including legal fees in respect of the Arbitration Proceedings.

(c)           Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the occurrence of the Closing Date shall not in any way constitute a waiver of any of the rights of any of the CME Parties hereunder or under any other Transaction Document.  Notwithstanding the fact that the conditions precedent to the Closing Date have not been fulfilled, CME BV may nevertheless determine to pay the consideration under the Framework Agreement, provided that CME BV shall preserve all rights that it may have against any Person existing at such time, and the fact of payment of such consideration shall not in any way constitute a waiver of any of the rights of any of the CME Parties hereunder or under any other Transaction Document.

4.           Supervisory Board.

(a)           On the date hereof or as soon as possible thereafter, the CME Parties and the RF Participants shall endeavor to cause the Amended Studio 1+1 Charter and the General Meeting Resolution to be adopted and a supervisory board (the “Supervisory Board”) of Studio 1+1 to be formed. The Supervisory Board shall be a non-corporate body with the authorities set forth in the Amended Studio 1+1 Charter. The Amended Studio 1+1 Charter and the General Meeting Resolution will contain provisions concerning the formation and operation of the Supervisory Board set forth in Annex 5.

(b)           The Parties agree that the Supervisory Board will be formed and operated in accordance with the following principles:

(i)            For so long as the RF Participants collectively hold, directly or indirectly, a 10% or greater ownership interest in Studio 1+1, the Supervisory Board shall comprise one Member nominated by the RF Participants (the “RF Member”) and two Members nominated by the CME Parties from time to time (each, a “CME Member”).

(ii)           From the date that the RF Participants collectively hold, directly or indirectly, ownership interests in Studio 1+1 that are less than 10% of the total ownership thereof, the RF Participants shall no longer have the right to nominate any Member, and all Members will be nominated or appointed by the CME Parties or CME Members, as applicable.

(iii)          At such date that the RF Participants no longer have authority to nominate an RF Member to the Supervisory Board pursuant to Clause 4(ii), or in the event that any RF Member resigns or otherwise ceases to serve as a Member of the Supervisory Board, the term of office of such RF Member and any Alternate CME Member (as defined in Annex 5) nominated by the RF Participants shall cease, and any RF Member and any Alternate CME Member nominated by the RF Participants shall immediately resign or be removed from the Supervisory Board.

(c)           The Parties agree that the initial Members and Alternate CME Members shall be set forth in Part 2 of Annex 5 and the General Meeting Resolution shall become effective immediately after the registration of the Amended Studio 1+1 Charter. The Alternate CME Members will automatically replace CME Members that are unable to serve on the Supervisory Board for any reason. So long as the RF Participants are entitled to nominate any Members pursuant to sub-clause (b) above, any additional Members other than the initial Members and Alternate CME Members set forth in Part 2 of Annex 5 shall be nominated pursuant to a unanimous resolution of the participants in Studio 1+1.  In addition, the General Meeting Resolution will provide that Alternate CME Members may participate in meetings of the Supervisory Board on behalf of the CME Members based on a power of attorney.

5.           Management of Studio 1+1. The Amended Studio 1+1 Charter set forth in Annex 5 contains provisions concerning the day-to-day management of Studio 1+1.

6.           RF Participant Resignations. On the date hereof, the RF Participants shall resign from each of their positions at the Studio 1+1 Group, which are listed in Part A of Annex 2, and procure (and in the case of Vladyslav Korchyn, use best efforts to procure) the resignation of their appointees from each position at the management or supervisory board or equivalent governance body in each member of the Studio 1+1 Group, which are listed in Part B of Annex 2, in each case, with immediate effect, upon which the RF Participants will be released from liability in connection with the performance of their duties thereunder as permitted by Law.

7.           Consultancy Agreements.

(a)           On the date hereof, the CME Parties shall cause Innova to (i) enter into a consulting agreement with FUCHSMANN which shall provide for a monthly consulting fee of Euro 40,000 (plus VAT, if applicable) in consideration of services provided by FUCHSMANN to the Studio 1+1 Group attached hereto as Annex 3 (the “BF Consultancy Agreement”) and (ii) enter into a consulting agreement with RODNYANSKY which shall provide for a monthly consulting fee of Euro 20,000 (plus VAT, if applicable) in consideration of services provided by RODNYANSKY to the Studio 1+1 Group attached hereto as Annex 4 (the  “AR Consultancy Agreement”, and, together with the BF Consultancy Agreement, the “Consultancy Agreements”).  If Innova is for any reason unable to pay the amounts due under the Consultancy Agreements, the CME Parties will procure that another member of the Studio 1+1 Group enters into a similar agreement and/or makes any payments required under the Consultancy Agreements.

(b)           Each Consultancy Agreement shall be effective as of the date hereof and shall terminate on the date of the Option Closing, unless terminated earlier in accordance with its terms. In addition, the AR Consultancy Agreement shall automatically terminate in the event of a transfer of the AR Optioned Interest pursuant to Clause 2.5 of the Framework Agreement prior to the Option Closing.

(c)           Under the Consultancy Agreements, Innova will assume all reasonable costs and expenses incurred by FUCHSMANN and RODNYANSKY in connection with the services provided under the Consultancy Agreements, provided that the aggregate amount of payments to the RF Participants under both Consultancy Agreements (including the consultancy fees paid thereunder and any reasonable costs and expenses assumed by Innova thereunder) shall not exceed Euro 1,000,000.00 (plus VAT, if applicable) per calendar year (or Euro 700,000.00 (plus VAT, if applicable) per calendar year from such date that RODNYANSKY ceases to hold any direct or indirect interest in any of Studio 1+1, Inter-Media, IMS, TV Media Planet or Innova, as applicable) or the AR Consultancy Agreement is otherwise terminated. Each of FUCHSMANN and RODNYANSKY will provide monthly invoices for their consultancy services and reasonable costs and expenses (plus VAT, if applicable), including the year-to-date amounts.

8.             Further Assurances.  Each Party will, promptly following the request of any other Party, execute and deliver such documents or take such other action as the requesting Party may from time to time reasonably request for the purpose of giving to the requesting Party the full benefit of this Agreement.

9.             Termination.

(a)           This Agreement may be terminated at any time by mutual written consent of the Parties.

(b)           This Agreement may be terminated at any time prior to the Closing Date:

(i)         by RODNYANSKY and FUCHSMANN jointly if there has been a material breach by the CME Parties of any of their respective covenants, representations or warranties hereunder or under any other Transaction Document and such breach shall not have been cured within 10 (ten) Business Days of the breaching Party receiving a notice from RODNYANSKY and FUCHSMANN specifying the breach and requesting that such breach be remedied; and

(ii)        by the CME Parties if there has been a material breach by RODNYANSKY, FUCHSMANN or their respective Affiliates of any of their respective covenants, representations or warranties or other obligations hereunder or under any other Transaction Documents and such breach shall not have been cured within 10 (ten) Business Days of the breaching Party receiving a notice from CME BV specifying the breach and requesting that such breach be remedied.

(c)           This Agreement may be terminated by any Party on June 30, 2008 (the “Termination Date”) if the Closing Date shall not have occurred by such date, except that (a) RODNYANSKY and FUCHSMANN may not terminate this Agreement if such delay is a result of any action or failure to act on the part of RODNYANSKY, FUCHSMANN or their respective Affiliates (other than any such action or failure to act that is due to the gross negligence or wilful misconduct of the CME Parties) and (b) the CME Parties may not terminate this Agreement if such delay is a result of any action or failure to act on the part of the CME Parties (other than any such action or failure to act that is due to the gross negligence or wilful misconduct of RODNYANSKY, FUCHSMANN or their respective Affiliates).  The Parties agree that, in any case, termination of this Agreement shall be without prejudice to any rights the Parties may have with respect to any breach of this Agreement that occurs prior to such termination.

(d)           Clauses 1, 2, 9, and 12 through 21 (inclusive) shall survive termination of this Agreement.

10.           Representations and Warranties of the RF Participants.  Each of the RF Participants represents and warrants to the other Parties as of the date hereof and as of the Closing Date that:

(i)       it has not assigned any of the Group Agreements to which it is a party or any rights thereunder;

(ii)      neither this Agreement or any other Transaction Document to which an RF Participant or any of its Affiliates are a party, nor any document, certificate or other information furnished or to be furnished by or on behalf of it in connection herewith, or any of the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading;

(iii)     to the best knowledge and belief of the RF Participants after enquiry that they consider appropriate, the business of the Studio 1+1 Group has been conducted in the ordinary course and no RF Participant has caused CME Ltd. or any member of the Studio 1+1 Group to make, or to offer, promise, or authorize to make, in each case, directly or indirectly, (1) any unlawful payments or (2) payments or other inducements to any government official, including any official of an entity owned or controlled by a government, with the intent or purpose of: (i) influencing any act or decision of such official in his official capacity; (ii) inducing such official to do or omit to do any act in violation of the lawful duty of such official; or (iii) inducing such official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in each case in order to assist CME Ltd. or the Studio 1+1 Group in obtaining or retaining business, or directing business to CME Ltd. or the Studio 1+1 Group;

(iv)    listed in Annex 1 are all existing agreements and other arrangements as of the date of this Agreement among the Studio 1+1 Group, the RF Participants and their respective Affiliates with respect to the Studio 1+1 Group and the CME Parties, and all such agreements or arrangements shall be terminated as of the Closing Date, except as otherwise provided herein;

(v)     all negotiations relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of an RF Participant or any of their respective Affiliates in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against any of the CME Parties, any Studio 1+1 Group entity or any of their respective Affiliates for any brokerage or finder’s commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant to any such Person upon consummation of the transactions contemplated hereby or thereby;

(vi)    listed in Annex 2 are all existing positions occupied as of the date of this Agreement by each RF Participant and any person designated by any RF Participant and their respective Affiliates as a director, officer, manager, or in any other capacity, at each member of the Studio 1+1 Group, and each of RODNYANSKY, FUCHSMANN and each Person listed in Annex 2 has resigned from each such position with effect as of the date hereof in accordance with applicable Law.

11.           Representations and Warranties of the Parties.  Each Party represents and warrants to the other Parties as of the date hereof and as of the Closing Date that:

(i)       it has the necessary power and authority (including, as applicable, corporate power and consent and/or full legal and dispositive capacity) to enter into, deliver, and perform his obligations under, this Agreement;

(ii)     the execution, delivery and performance by it of this Agreement constitutes valid and legally binding obligations, enforceable against it in accordance with the terms thereof, and will not violate any provision of and will not result in a breach of the terms of (i) any applicable Law or any rule or regulation of any Governmental Authority, or (ii) any contract, indenture, agreement or commitment to which it is a party or bound; and

(iii)    no additional consent by any other Person is required to be obtained by it in connection with the execution or performance by it of this Agreement.

12.           Confidentiality.  The Parties acknowledge and agree that they (whether acting by themselves or through their respective legal advisers, directors, officers, servants or agents or any of them or through any company or howsoever) shall keep confidential and shall not provide a copy of this Agreement, any other Transaction Document or any of the Group Agreements, or disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated and/or publicized, any of the terms and conditions of this Agreement, any other Transaction Document or any of the Group Agreements, and/or the existence thereof and/or any and all of the circumstances leading thereto, to any individual (other than Igor Kolomoisky) and/or entity not a party to this Agreement or any other Transaction Document, except to the extent described below:

(i)       in response to an order of a court of competent jurisdiction, or in response to an appropriate subpoena or discovery request issued in the course of litigation;

(ii)      in response to an inquiry or order issued by a governmental or supra-governmental agency of competent jurisdiction;

(iii)     to the extent necessary to report income to appropriate taxing authorities and/or to contest the imposition of any tax by appropriate taxing authorities;

(iv)    to such Parties’ respective accountants and legal advisers and to any broker or insurer or relevant reinsurer or retrocessionaire in all cases (other than disclosure to legal advisers) as may be required by contract and/or by Law;

(v)     in connection with any litigation or arbitration proceedings between the Parties relating to this Agreement or any other Transaction Document; and

(vi)    to the extent required or (on advice of counsel) appropriate in order to comply with applicable Law and stock exchange rules.

In the event disclosure is necessary pursuant to the provisions provided above, the disclosing Party shall apprise the third party to whom such disclosure is made of the confidential nature of the information and said disclosing Party shall use its reasonable and good faith efforts to secure the confidentiality of the information provided to any third party.  In any event, the RF Participants shall not make any disclosure pursuant to these provisions without the prior written consent of the CME Parties.

13.           Assignment.  Except as expressly provided herein none of the rights of the Parties under this Agreement may be assigned or transferred without the prior written consent of the other Parties; provided, however, that any Party other than the RF Participants may assign their rights hereunder to any Affiliate and/or to any transferee of any shares or other interests in the Studio 1+1 Group.

14.           Modification; Waiver; Severability.  Except as specifically provided herein, this Agreement may be modified only by a written instrument executed by the Parties.  If any provision of this Agreement is held to be unenforceable for any reason, the Parties shall, acting in good faith and using best endeavors, seek to agree adjustments to such provision, so that such provision is not avoided and in order to achieve the intent of the Parties to this Agreement to the extent possible.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

15.           Entire Agreement.  This Agreement together with the documents herein referred to are the entire agreement among the Parties with respect to the subject matter hereof.

16.           Preparation.  Each Party acknowledges and confirms that the preparation of this Agreement has been a joint effort of all Parties and counsel for all Parties and that it shall not be construed for or against any individual Party on the basis solely that this Agreement or any part thereof was drafted by or on behalf of that Party.

17.           Each Party to bear its own costs.  Each Party shall bear its own costs, including lawyers’ fees, in relation to this Agreement.

18.           Notices.  All notices and other communications made in connection with this Agreement shall be in writing.  Any notice or other communication in connection herewith shall be deemed duly delivered and given to any Party one Business Day after it is sent by fax, confirmed by letter sent by a reputable express courier service, in each case, to the regular mail addresses and fax numbers set forth below or to such other regular mail address and/or fax number as may be specified in writing to the other Parties:

if to any of the CME Parties or the Studio 1+1 Group:

CME BV
c/o CME Development Corporation
81 Aldwych
London WC2B 4HN
United Kingdom
Attn: General Counsel

Fax: + 44 207 430 5403

if to RODNYANSKY:

Aleksandr Rodnyansky
CTC Television
15-A, Pravdy Str.
Moscow 125124, Russia

Fax: + 7 495 797 4180

if to ITS or FUCHSMANN:

Boris Fuchsmann
Peter-Roos-Strasse 10
40547 Dusseldorf
Germany

Fax: +49 211 17 51 222

Any Party may give any notice or other communication in connection herewith using any other means (including, but not limited to, personal delivery, messenger service, facsimile, telex or regular mail), but no such notice or other communication shall be deemed to have been duly delivered and given unless and until it is actually received by the individual for whom it is intended.

19.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same agreement.

20.           Governing Law.  This Agreement is governed by and shall be construed in accordance with Bermuda law.

21.           Arbitration.

(a)           General.  Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity, interpretation, performance or termination, shall be finally resolved by arbitration in accordance with the Rules of Arbitration of the then existing Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), which are deemed to be incorporated by reference into this Clause 21, except as modified by this Clause 21. The tribunal shall consist of three arbitrators.  Subject to the provisions of Clause 21(c), the parties to any such arbitration shall each be entitled to nominate one arbitrator and the third arbitrator shall be appointed by the two party-nominated arbitrators.

(b)           Seat and Language.  The seat of the arbitration shall be Amsterdam, The Netherlands.  The language of the arbitration shall be English except that any party to the arbitration may submit testimony or documentary evidence in Ukrainian, Russian or German and shall furnish a translation or interpretation of any such evidence into English.

(c)           Related Disputes.  If any dispute arising out of or relating to this Agreement (hereinafter referred to as a “Related Dispute”) raises issues which are substantially the same as or connected with issues raised in another dispute which has already been referred to arbitration under this Agreement or another Transaction Document (an “Existing Dispute”), the tribunal appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the tribunal in respect of any such Related Dispute.  Where, pursuant to the foregoing provisions, the same tribunal has been appointed in relation to two or more disputes, the tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the tribunal thinks fit.  The tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties and is intended to be and is hereby delivered as a deed on the date first written above.

EXECUTED AND DELIVERED AS A DEED

by ALEKSANDR RODNYANSKY

/s/ Aleksandr Rodnyansky

Witnessed by:	/s/ Ekaterina Shneyolerova
Name: Ekaterina Shneyolerova
Occupation: Personal Assistant to Aleksandr Rodnyansky

EXECUTED AND DELIVERED AS A DEED

by BORIS FUCHSMANN

/s/ Boris Fuchsmann

Witnessed by:	/s/ Dr. Achim Prior
Name: Dr. Achim Prior
Occupation: Lawyer

EXECUTED AND DELIVERED AS A DEED

by INTERNATIONAL TELESERVICES LTD.

By:	/s/ Pius Nigg
Name: Pius Nigg
Title: Director

EXECUTED AND DELIVERED AS A DEED

by CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:	/s/ Michael Garin
Name: Michael Garin
Title: Chief Executive Officer

EXECUTED AND DELIVERED AS A DEED

by CME MEDIA ENTERPRISES B.V.

By:	/s/ Alphons van Spaendonck
Name: Alphons van Spaendonck
Title: Managing Director

By:	/s/ Peter Booster
Name:Pan-Invest B.V., represented by Peter Booster
Title: Managing Director

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by CME UKRAINE HOLDING GMBH

By:	/s/ Michael Garin
Name: Michael Garin
Title: Managing Director

EXECUTED AND DELIVERED AS A DEED

by CET 21 s.r.o.

By:	/s/ Petr Dvorak
Name: Petr Dvorak
Title: Director (Jednatel)

By:	/s/ Milan Cimirot
Name: Milan Cimirot
Title: Director (Jednatel)

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by UKRAINIAN MEDIA SERVICES LLC

By:	/s/ Olena Shcherbyna
Name: Olena Shcherbyna
Title: Director

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by BROADCASTING COMPANY “STUDIO 1+1 LLC”

By:	/s/ Yuri Morozov
Name: Yuri Morozov
Title: General Director

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by FOREIGN ENTERPRISE INTER-MEDIA

By:	/s/ Mykhaylo Kharenko
Name: Mykhaylo Kharenko
Title: Director

By:	/s/ Vladyslav Korchyn
Name: Vladyslav Korchyn
Title: General Director

EXECUTED AND DELIVERED AS A DEED
by INNOVA FILM GMBH
By:	/s/ Marina Williams
Name: Marina Williams
Title: Managing Director

EXECUTED AND DELIVERED AS A DEED
by INTERNATIONAL MEDIA SERVICES LTD

By:	/s/ Michael Garin
Name: Michael Garin
Title: Director

EXECUTED AND DELIVERED AS A DEED

by TV MEDIA PLANET LTD.

By:	/s/ Michael Garin
Name: Michael Garin
Title: Director